Exhibit 99.1

NEWS RELEASE

Sylvamo, International Paper Terminate

Georgetown Supply Agreement

MEMPHIS, Tenn. – Oct. 31, 2024 – Sylvamo (NYSE: SLVM), the world’s paper company, and International Paper (NYSE: IP) are mutually terminating a supply agreement for uncoated freesheet, bristols and specialty papers at the Georgetown, South Carolina, mill. The agreement will terminate Dec. 31, 2024.

Sylvamo is successfully transitioning many paper grades from Georgetown to its Ticonderoga, New York, and Eastover, South Carolina, mills to continue supplying customers. International Paper has announced plans to discontinue operations at the Georgetown mill.

“We have been preparing for this possibility since our 2021 spinoff from International Paper. We will support our customers through this transition and will retain the most profitable products from Georgetown, reducing economic downtime in our mill system and improving our mix,” said Jean-Michel Ribiéras, chairman and chief executive officer. “Looking ahead, we are confident in our future and our strategy to grow earnings and cash flow by continuing to invest in high-return projects in our mills and processes.”

More details are available in a presentation available at investors.sylvamo.com. This development will be discussed during the company’s next quarterly earnings call Tuesday, Nov. 12, at 10 a.m. EST/ 9 a.m. CST.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2023 were $3.7 billion. For more information, please visit Sylvamo.com.

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Investors: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com

Media: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com